Exhibit 99



                                                                   [EXELON LOGO]
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News Release

From:      Exelon Corporation                            For Immediate Release
           Corporate Communications                      ---------------------
           P.O. Box 805379
           Chicago, IL  60680-5379

Contact:   Craig Nesbit, 630.657.4208
           Don Kirchoffner, 312.394.3001

Exelon Rejects All Offers on Purchase of AmerGen, No Longer Intends to Sell

(Chicago) March 7, 2003 -- Exelon Generation Company and British Energy have agreed to reject all offers for the purchase of AmerGen Energy Co. LLC and to terminate the auction process, the two companies announced today.

Both parties reviewed the bids and concluded none were adequate. With the rejection of these offers, Exelon no longer intends to sell its interest in AmerGen. When Exelon announced it would undertake the exploratory sale process on Sept. 4, 2002, it indicated that it would consider selling its 50-percent share of AmerGen only at the right price. With the termination of the sale process, Exelon has decided to continue its investment in AmerGen and the three AmerGen plants will continue to operate as they have to date, with a strong commitment to safety and operational excellence.

Exelon and British Energy each owns half of AmerGen, which consists of the Clinton Power Station in central Illinois, Three Mile Island Unit 1 near Harrisburg, Pa., and the Oyster Creek Generating Station on the New Jersey shore. The three single-unit plants have a total capacity of approximately 2,500 megawatts.

AmerGen was formed in 1997 as a joint venture between PECO Energy Company and British Energy. PECO merged with Unicom of Chicago in 2000 to form Exelon.





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    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to more than 440,000 customers in the Philadelphia area. The company also has holdings in such competitive businesses as energy, infrastructure services, energy services and telecommunications. Exelon is headquartered in
              Chicago and trades on the NYSE under the ticker EXC.